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                                                                  Exhibit 12 (a)

                        THE BEAR STEARNS COMPANIES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)


                                    (Unaudited) (Unaudited)
                                   Nine-Months Nine-Months Fiscal Year Five-Months Fiscal Year  Fiscal Year Fiscal Year Fiscal Year
                                       Ended       Ended      Ended       Ended       Ended       Ended       Ended        Ended
                                    August 31,  August 25, November 30, November 26, June 30,   June 30,    June 30,     June 30,
                                       2001        2000        2000        1999        1999        1998        1997        1996
                                    ----------  ----------  ----------- ----------  ----------  ----------  ----------  -----------
Earnings before taxes
    on income                       $  724,479  $  889,205  $1,171,523  $  453,592  $1,064,108  $1,063,492  $1,013,690  $  834,926
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

Add: Fixed Charges
            Interest                 3,100,160   3,485,648   4,800,891   1,531,787   3,379,914   3,638,513   2,551,364   1,981,171
            Interest factor
              in rents                  25,864      23,846      32,200      12,783      31,363      30,130      26,516      25,672
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

    Total fixed charges              3,126,024   3,509,494   4,833,091   1,544,570   3,411,277   3,668,643   2,577,880   2,006,843
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

Earnings before fixed
     charges and taxes on
      income                        $3,850,503  $4,398,699  $6,004,614  $1,998,162  $4,475,385  $4,732,135  $3,591,570  $2,841,769
                                    ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed
     charges                               1.2         1.3         1.2         1.3         1.3         1.3         1.4         1.4
                                    ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
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